Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-144595, 333-177834 and 333-213817 on Form S-8 and Registration Statement No. 333-207414 on Form F-3 of Sapiens International Corporation N.V. (the “Company”) of our report, dated June 5, 2017 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the adoption of public company accounting guidance with respect to the accounting for goodwill, and to the preparation of subsidiary level financial statements, including allocations of expenses from StoneRiver, Inc.’s parent), relating to the financial statements of StoneRiver, Inc. as of and for the year ended December 31, 2016, appearing as Exhibit 99.1 to this Report of Foreign Private Issuer on Form 6-K of the Company.

/s/ Deloitte & Touche LLP

Milwaukee, WI

August 31, 2017